Exhibit 10.17

Pluri Inc.

RESTRICTED STOCK UNITS AGREEMENT

2019 EQUITY COMPENSATION PLAN

Made as of: ______________

BETWEEN:	Pluri Inc.

A corporation incorporated under the laws of the State of Nevada, USA

(hereinafter the “Company”)

AND:

Name:

ID:

Address:

(hereinafter the “Participant”)

WHEREAS	on March 28, 2019, the Company, and the Compensation Committee, duly adopted and approved the 2019 Equity Compensation Plan and on June 13, 2019, the Company’s stockholders approved the adoption of the 2019 Equity Compensation Plan, a copy of which has been made available to the Participant, forming an integral part hereof (the “Plan”); and -

WHEREAS	Pursuant to the Plan, the Company has decided to grant Restricted Stock Units of the Company to the Participant, as detailed within Exhibit A, and the Participant has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided in this Restricted Stock Units Agreement (the “Agreement”);

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1.	The preamble to this Agreement constitutes an integral part of this Agreement, as do the terms of the Plan.

1.2.	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.	Grant of Restricted Stock Units

2.1.	The Company hereby grants to the Participant the number of Restricted Stock Units as set forth in Exhibit A hereto, subject to the terms and the conditions as set forth in the Plan and as provided herein.

2.2.	The Participant is aware that the Company intends in the future to issue additional shares and to grant additional Awards to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Restricted Period Per Section 102

The provisions of this Section 3 apply only if the Award is designated in Exhibit A as a 102 Award under Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, as amended (the “Ordinance”).

(a)	Holding Period. In accordance with Section 102(b) of the Ordinance and the rules, regulations, orders and procedures promulgated thereunder, the Restricted Stock Units and any shares of Common Stock issued upon their settlement will be allocated or issued to, and held by, the Trustee for the benefit of the Participant for the Holding Period required under Section 102 (the “Holding Period”). During the Holding Period, currently twenty-four (24) months from the Grant Date, the Participant may not sell, transfer, assign, pledge, release from trust or otherwise dispose of the Restricted Stock Units or any shares of Common Stock issued upon their settlement, except as permitted under Section 102 and the applicable trust agreement.

(b)	End of Holding Period. Upon the completion of the Holding Period, the Trustee may release shares of Common Stock issued upon settlement of the Restricted Stock Units only in accordance with Section 102, the applicable trust agreement, the Plan and this Agreement, and only after the Participant has satisfied all applicable tax liabilities. For clarity, Restricted Stock Units are settled in shares of Common Stock or cash, as provided in the Plan, and are not themselves transferable securities.

4.	Vesting; Period

Subject to the Plan and the acceleration provisions of this Agreement, the Restricted Stock Units will vest on the Vesting Dates set forth in Exhibit A, provided that the Participant remains employed by or provides services to the Company or an Affiliate through the applicable Vesting Date. If there is any conflict between this Agreement (including Exhibit A) and the Plan, the Plan will control, except to the extent that this Agreement expressly provides for a different term that is permitted by the Plan.

5.	Adjustments

Any adjustment to the Restricted Stock Units, including any acceleration of vesting, whether in connection with a transaction, Change of Control, the Participant’s termination of employment or service, or otherwise, will be determined and administered in accordance with the Plan, the Company’s then-applicable policy regarding Directors Ongoing Compensation, and the approval of the Plan Administrator. No acceleration will apply unless and until approved by the Plan Administrator, except to the extent acceleration is expressly required by the Plan or applicable law. Any settlement of vested Restricted Stock Units will remain subject to the Plan, including the applicable provisions governing settlement and payment of Awards, Section 102 of the Ordinance, if applicable, and all applicable tax withholding requirements.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group or in concert, acquires beneficial ownership of stock of the Company that, together with stock held by such person or group, constitutes more than thirty percent (30%) of the total voting power of the stock of the Company; (ii) any consolidation or merger of the Company into another corporation or entity where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that fifty percent (50%) or more of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by fifty percent (50%) or more of the members of the Company’s Board of Directors prior to the date of the appointment or election.

6.	Restrictions on Transfer of Restricted Stock Units

6.1.	The transfer of Restricted Stock Units shall be subject to the limitations set forth in the Plan including Section 8.1(m) of the Plan. The Restricted Stock Units, and the rights and privileges conferred by the Plan, may not be transferred, assigned, pledged, hypothecated or otherwise disposed of, whether by operation of law or otherwise, except by will or the applicable laws of descent and distribution.

6.2.	With respect to any 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Restricted Stock Units or any shares of Common Stock issued upon their settlement until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

6.3.	With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Common Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

6.4.	The Participant shall not dispose of any Common Stock in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

6.5.	The Participant agrees that the Company shall have the authority to endorse upon any certificate or book-entry notation representing shares of Common Stock issued upon settlement of the Restricted Stock Units such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Participant’s rights according to this Restricted Stock Units Agreement).

7.	Taxes; Indemnification

7.1.	Any tax consequences arising from this grant, from the grant, vesting, settlement or disposition of the Restricted Stock Units or any shares of Common Stock issued upon their settlement, or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

7.2.	The Trustee will not release, and the Company will not issue or transfer, any shares of Common Stock upon settlement of the Restricted Stock Units until the Participant’s applicable tax liabilities have been fully satisfied. For the avoidance of doubt, neither the Company nor the Trustee will be required to release any share certificate or book-entry shares to the Participant until all payments required to be made by the Participant have been fully satisfied.

7.3.	The grant, vesting, settlement or disposition of the Restricted Stock Units or any shares of Common Stock issued upon their settlement may result in tax consequences. THE PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING THIS AWARD OR DISPOSING OF THE SHARES.

7.4.	With respect to 102 Awards, the Participant hereby acknowledges that he/she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of the Award granted hereunder and the tax implications applicable to such grant. The Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, made available to the Participant, and agrees to be bound by its terms.

8.	Participant’s Representations

8.1.	If the Award is designated as an Approved 102 Award in Exhibit A, the Participant agrees that Section 102 of the Ordinance and the rules, regulations, orders and procedures promulgated thereunder will apply to the Restricted Stock Units.

8.2.	If the Award is designated as an Approved 102 Award in Exhibit A, the Participant will not sell or remove from trust the Restricted Stock Units or any shares of Common Stock issued upon their settlement before the end of the Holding Period required under Section 102.

8.3.	If the Award is designated as an Approved 102 Award in Exhibit A, the Participant acknowledges the requirements of Section 102 and the tax route elected by the Company under Section 102 and its implications.

8.4.	If the Award is designated as an Approved 102 Award in Exhibit A, the Participant accepts the terms of the trust agreement between the Company and the Trustee.

8.5.	The Participant has no right to receive dividends or to vote shares underlying the Restricted Stock Units before becoming the record holder of shares of Common Stock, except as the Plan Administrator may determine for an Israeli Participant in accordance with the Plan. Any cash dividend payment, if authorized, will be subject to applicable tax withholding.

8.6.	Prior to the issuance or transfer of shares of Common Stock upon settlement of the Restricted Stock Units, the Participant hereby agrees to sign any and all documents required by any applicable law and/or by the Company’s Articles of Association or bylaws.

9.	Miscellaneous

9.1.	Confidentiality. The Participant shall regard the information in this Agreement and its exhibits attached hereto as confidential information and the Participant shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.2.	Continuation of Employment or Service. Neither the Plan nor this Agreement shall impose any obligation on the Company or an Affiliate to continue the Participant’s employment or service and nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.3.	Settlement. Subject to the Plan, each vested Restricted Stock Unit will be settled by the transfer to the Participant of one share of Common Stock, or the cash equivalent of its Fair Market Value, as determined by the Plan Administrator. Settlement will occur at the time, and in the manner, determined by the Plan Administrator in accordance with the Plan, in each case subject to applicable tax withholding and Section 102 of the Ordinance, if applicable. Any Shares issued or transferred upon settlement will be subject to the Plan, this Agreement, the applicable trust agreement, any applicable holding period and transfer restrictions, and applicable law.

9.4.	Entire Agreement. Subject to the provisions of the Plan, to which this Agreement is subject, this Restricted Stock Units Agreement, together with the exhibits hereto, constitute the entire agreement between the Participant and the Company with respect to Restricted Stock Units granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Participant and the Company with respect to the subject matter hereof.

9.5.	Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6.	Provisions of the Plan. The Restricted Stock Units provided for herein are granted pursuant to the Plan and said Restricted Stock Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions of the Plan. Any interpretation of this Agreement will be made in accordance with the Plan. In the event of any conflict between this Agreement and the Plan, the Plan will control, except to the extent that this Agreement expressly provides for a different term that is permitted by the Plan.

9.7.	Binding Effect. The Plan and this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.8.	Notices. All notices or other communications given or made under this Agreement must be in writing and will be effective when delivered personally, sent by registered mail, or sent by email or facsimile with written confirmation of receipt, in each case to the Participant or the Company at the addresses or email addresses set forth above or at another address or email address designated by notice. The Participant is responsible for notifying the Company in writing of any change in the Participant’s address or email address, and the Company will be deemed to have complied with any obligation to provide notice by sending it to the Participant’s most recent address or email address reflected in the Company’s records.

9.9.	Data Privacy; Data Transfer. Information related to the Participant and Award(s) hereunder, as shall be received from Participant or others, and/or held by, the Company or its Affiliates from time to time, and which information may include sensitive and personal information related to the Participant (“Information”), will be used by the Company or its Affiliates (or third parties appointed by any of them, including the Trustee) to comply with any applicable legal requirement, or for administration of the Plan as they deems necessary or advisable, or for the respective business purposes of the Company or its Affiliates (including in connection with transactions related to any of them). The Company and its Affiliates shall be entitled to transfer the Information among the Company or its Affiliates and to third parties for the purposes set forth above, which may include persons located abroad (including, any person administering the Plan or providing services in respect of the Plan or in order to comply with legal requirements, or the Trustee, their respective officers, directors, employees and representatives, and the respective successors and assigns of any of the foregoing), and any person so receiving Information shall be entitled to transfer it for the purposes set forth above. The Company shall use commercially reasonable efforts to ensure that the transfer of such Information shall be limited to the reasonable and necessary scope. By receiving an Award hereunder, Participant acknowledges and agrees that the Information is provided at Participant’s free will and that Participant hereby consents to the storage and transfer of the Information as set forth above.

Pluri Inc.
By:
Title:

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and related ancillary documents and accept the Restricted Stock Units subject to all of the terms and provisions thereof. I have reviewed the Plan and this Restricted Stock Units Agreement in its entirety, and fully understand all provisions of this Agreement. I agree to notify the Company upon any change in the residence address indicated herein.

Date	Participant’s Signature

EXHIBIT A

TERMS OF THE RESTRICTED STOCK UNITS

Name of the Participant:
Date of Grant:
Designation:	Award Type: [Non-Qualified Award / Approved 102 Award (Capital Gain Award “CGA”, or Ordinary Income Award “OIA”) / Unapproved 102 Award / Section 3(i) Award]
Plan:	2019 Equity Compensation Plan
Number of Restricted Stock Units granted:
Par Value:	$0.00001 per share
Vesting Dates:
Restrictions:	The Participant will have no voting rights and no right to receive dividends with respect to the Restricted Stock Units before becoming the record holder of shares of Common Stock, except as otherwise determined by the Plan Administrator.